Exhibit 99.6

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287

P R E S S    R E L E A S E
For Immediate Release
Friday, May 28, 2004

STATER BROS. HOLDINGS INC. ANNOUNCES $685,000,000
SENIOR NOTE OFFERING

Colton, California, May 28, 2004—Stater Bros. Holdings Inc. (“Stater Bros.”) commenced the private placement of $685,000,000 in aggregate principal amount of senior notes. The offering consists of $525,000,000 principal amount of fixed rate senior notes due 2012, and $160,000,000 principal amount of floating rate senior notes due 2010 (collectively, the “New Senior Notes”). The proceeds of the New Senior Notes are anticipated to be used, together with cash on hand, to purchase or redeem all of Stater Bros.’ outstanding 10 3/4% Senior Notes Due 2006 (the “Existing Notes”), pay costs associated with the acquisition and construction of a proposed new distribution center, pay a dividend, repay a subordinated promissory note and pay fees and expenses associated with the offering and the purchase or redemption of the Existing Notes. On May 14, 2004, Stater Bros. commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of the Existing Notes. The Offer will expire at 9:00 a.m., New York City time, on Wednesday, June 16, 2004, unless extended or earlier terminated.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the New Senior Notes. The New Senior Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Company Information and Forward Looking Statements

Stater Bros., located in Colton, California, is a leading supermarket chain in Southern California and operates 158 supermarkets under the name of Stater Bros. Markets, its wholly owned subsidiary. Stater Bros. Markets also owns and operates Santee Dairies. Stater Bros. has grown primarily by constructing supermarkets in its primary trading areas, as well as through the enlargement of existing supermarkets and through a strategic acquisition in August 1999 of 43 supermarkets in Southern California. Stater Bros.’ supermarkets offer its customers a high level of customer service and broad selections of grocery, meat, produce, liquor and general merchandise. All of the Stater Bros.’ supermarkets have expanded selections of produce and full service meat departments. Nearly all of the supermarkets have hot service delicatessens and many have bakery departments and fresh seafood counters. Stater Bros. utilizes centralized warehouse and distribution facilities that provide its supermarkets with approximately 77% of the volume of the merchandise they offer for sale. For more information on Stater Bros., please visit Stater Bros.’ website at http://www.staterbros.com.

This press release contains statements regarding beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause results to differ are described in filings made from time to time by Stater Bros. Holdings Inc. with the Securities and Exchange Commission. Stater Bros. Holdings Inc. takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 67 YEARS
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